EXHIBIT 10.36

                                            JOINT VENTURE AGREEMENT



         This Joint Venture Agreement ("Agreement") is made this 6th of June, 1997, by and between Electric Media Company-Nevada, Inc. ("EMC"), A Nevada corporation having its principal place of business at 601 13th street, NW, Suite 500 North, Washington, D.C., Russ Gerstein ("Gerstein"), an individual having his principal place of business at 1905 North Rancho Road, Las Vegas, Nevada 89106. EMC, Gerstein shall be collectively referred to as the "Parties".



         WHEREAS the Parties desire to form a joint venture, (the "Joint Venture or Venture") to pursue the further development and exploitation of all forms of technology developed or acquired by Gerstein, their affiliates or partners relating to (i) any technique for the provision of video, voice, and/or date communications over electric power lines, or (ii) other forms of transmission of video, voice, and/or date communications including but not limited to cable, telephone and microwave (the "Technology");



         WHEREAS EMC desires to own the Technology developed or acquired by Gerstein for all commercial revenue producing purposes worldwide;



         WHEREAS, Gerstein desire to provide such know how, trade secrets, trademarks, copyrights, patents, and other intellectual property related to the development and exploitation of the Technology now owned or hereinafter acquired by or developed by them and



         WHEREAS, the Parties intend to conduct field tests of the Technology, at the El Rancho Hotel in Las Vegas, and to commercialize the Technology worldwide, in particular in Guatemala.



         Therefore, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:



1. Purpose: EMC, Gerstein hereby form the Joint Venture, the business of which shall be the development and exploitation of the Technology. The Technology shall include all related know-how, trade secrets, trademarks, copyrights, patents, and other intellectual property, as recognized, granted, or protected by the laws of any country.



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         2.  Disclosure to EMC Experts:  No later than June 30, 1997, and as new developments occur Gerstein shall disclose the Technology then in either of their possession to the Joint Venture's patent counsel and to such other experts as EMC may reasonably designate. The qualifications of such experts shall be disclosed to Gerstein and such experts shall agree in advance to be bound by the terms of Section 10 regarding the nondisclosure of confidential information. If, as a result of such disclosure, EMC believes that the Technology is not technically feasible or commercially viable, EMC may terminate this Agreement by providing Gerstein with written notice within ten (10) days of the disclosure. Provided that there has been no material misrepresentation or breach of any representation or warranty set forth herein by Gerstein, all funds advanced by EMC to Gerstein as of the date of termination shall be retained by Gerstein as liquidated damages and EMC shall have no further obligation to Gerstein.



3. Scope. The Parties intend that the scope of the Joint Venture shall include the following activities:



         (a) Field Test:



                  (i) A demonstration of the Technology shall be conducted at the El Rancho Hotel, Las Vegas, Nevada, beginning as soon as practical during the development stage of the Technology. No later than July 30, 1997 Gerstein shall demonstrate those items provided for in Attachment B (Field Tests Agenda), Section A.1, A.2 and A.3. No later than August 30, 1997, Gerstein shall demonstrate those items provided for in Attachment B, Section A in Guatemala. Gerstein shall secure such equipment reasonably necessary for the conducting of the Field Test, which Field Test shall end no later than October 15, 1997. EMC shall provide Gerstein and their consultants, agents and affiliates with access to the El Rancho Hotel in Las Vegas to conduct the Field Test and otherwise perform its obligations as contemplated hereunder or pursuant to agreements executed in connection herewith. Such right of access shall be evidenced by a written agreement between EMC and/or the Joint Venture, on the one hand and the owner of the El Rancho Hotel, on the other, which agreement shall also confirm to the satisfaction of EMC and ITB that the contemplated occupancy and use of such premises are permitted by such owner and nay applicable regulation or regulatory authority. In connection with the field test Gerstein shall provide EMC and ITB assurances that any and all tests to be conducted at the El Rancho shall in no way distract or endanger the premises of electrical system and shall not inhibit ITB's ability to continue construction on the premises.



                  (ii) Gerstein shall use their best efforts to obtain for the Joint Venture all necessary government approvals and licenses (including any licenses required by the Federal Communications Commission and the State of Nevada), to obtain all necessary rights-of-way, and to satisfy all interconnection requirements. If Gerstein are unable to obtain any of the above, they shall promptly notify the Joint Venture before the Field Test begins and EMC shall have the right to cancel or reschedule the Field Tests.



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                  (iii) Prior to the  commencement  of the Field Test and in any event no later than June 15, 1997, Gerstein shall use their best efforts to supply such information to Joint Venture as may be required by its counsel to render an opinion that, to the best knowledge of such counsel, that all such necessary government approvals, necessary patents, and other licenses, and rights-of-way have been obtained and all necessary interconnection requirements satisfied. The Parties agree that the purpose of the Field Test is to verify the technical and commercial feasibility of the Technology in a non- laboratory, real-world setting. Success of the Field Test will be determined by EMC at its sole discretion. If the Technology is not determined to be technically and commercially acceptable, EMC shall have the option of terminating this Agreement by providing Gerstein with written notice within 10 days of the conclusion of the Field Test. Provided that there has been no material misrepresentation or beach of any representation or warranty set forth herein by Gerstein, all funds advanced by EMC to Gerstein as of the date of termination shall be retained by Gerstein as liquidated damages and EMC shall have no further funding or any other obligation to Gerstein. If there has been a material misrepresentation of any representation or warranty set forth herein by Gerstein, EMC shall be entitled to terminate the Joint Venture, to receive reimbursement of all amounts expended in connection with the Joint Venture, including but not limited to all funds advanced to Gerstein, as of the date of termination, and to pursue all other claims which it may have available to it.



         (b) Guatemalan Deployment; If the Field Test is successful or the Joint Venture is otherwise not terminated by EMC, the Parties shall use their best efforts to cooperate with each other in the deployment of the Technology in Guatemala, except that Gerstein shall be solely responsible (i) to use their best efforts to obtain for the Joint Venture all necessary government approvals, licenses and rights-of-way; (ii) to satisfy all interconnection requirements and
(iii) to secure reasonable and customary insurance or reinsurance to protect the business of the Joint Venture (including but not limited to business interruption insurance). Prior to the commencement of providing services in Guatemala utilizing the Technology, Gerstein shall use their best efforts to supply the Joint Venture with such information as may be required by its counsel to render its opinion that, to the best knowledge of such counsel, all such government approvals, licenses, rights-of-way and insurance necessary for the conduct of the business of the Joint Venture have been obtained and all interconnection requirements necessary therefore have been satisfied. In addition, Gerstein shall use their best efforts to modify or cause to modify such equipment and software as may be necessary to permit the Technology to operate in Guatemala. During the term of the Joint Venture, neither Gerstein shall not deploy or exploit the Technology in Guatemala other than on behalf of or for the benefit of the Joint Venture.



(c) Other Deployment: The Joint Venture shall have the exclusive right to further develop and exploit the Technology in all markets other than Guatemala..



(d) Exclusive Services; As an essential part of the consideration for the formation of the Venture, Gerstein agrees that:



(i) Stockholders and affiliates and their partners, of Gerstein shall consult with EMC and Joseph A. Corazzi, which consultation shall be exclusive during the term of the Joint

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Venture,  in  connection  with  all  telecommunications  matters  involving  the
     Technology and development and utilization of the Technology;

                  (ii) Gerstein shall cooperate with EMC to cause the incorporation in Guatemala of EMC, S.A., which shall be a wholly owned subsidiary of EMC, Carlos Arzu and Juan Martinez, shall provide exclusive consulting services to EMC, S.A. in connection with all telecommunications matters involving the Technology and development utilization of the Technology, and any agreements related to such obligations shall be provided to the Joint Venture;



                  (iii) the Parties agree that Gerstein's ownership of the Technology as it currently exists and as it may be developed during the term of the Joint Venture shall be assigned or otherwise transferred to EMC on a royalty-free (except for those royalties described in Section II of Attachment
A), exclusive, worldwide basis. The Parties shall execute all necessary agreements and cooperate in all respects in order to effectuate such assignment or transfer of ownership; and



                  (iv) during the term of this Agreement, EMC shall be granted a right of first refusal for any new business opportunities of Gerstein, or any of their stockholders, affiliates, or partners, regardless of whether such opportunities involve the Technology.





4. Financing: EMC shall provide financing to the Joint Venture and Gerstein at such times and in such amounts as shall reasonably be required for the operation of the business of the Joint Venture in accordance with the terms set forth in Attachment A.



         5. Compensation: Subject to the compensation due Gerstein pursuant to Attachment A hereto, after the Joint Venture's expenses (including but not limited to all business expenses, the cost of manufacturing and deployment of equipment, taxes, and government licensing fees) have been paid, or satisfactory provision for such payment has been made, net operating profits (i.e.income from continuing operations) shall be divided as follows: first to EMC in an amount equal to its capital contributions plus a return thereon at an annual rate of 6%; and thereafter 80% to EMC and 20% to Gerstein. The 20% of the Joint
Venture's profits paid to Gerstein shall be paid directly by Las Vegas Entertainment Network, Inc. from its share of EMC's profits.



         6. Management of Venture: EMC shall provide the day-to-day management of the Joint Venture's business, which may be delegated or assigned to a professional management company selected by EMC. Decisions with regard to the financing of the business of the Joint Venture shall be made by EMC in consultation with Gerstein and subject to EMC's fiduciary duty to Gerstein.





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         7.       Representations and Warranties:



(a) EMC: EMC represents and warrants that: 1) it is a corporation duly organized, existing, and in good standing under the laws of Nevada; and 2) it is authorized and empowered to perform each and all of its obligations as set forth in this Agreement.



                  (b) Gerstein: Gerstein represents and warrants that: 1) They are authorized and empowered to perform each and all of its obligations as set forth in this Agreement; 2) They own all right, title and interest in and to the Technology for all purposes contemplated in this Agreement, and such rights are not subject to any third party claims, including but not limited to any claims of Mark Saunders, William "Luke" Stewart, or any other partners or entities in which either of them exercises a controlling interest, and the Technology will operate as contemplated in this agreement with being subject to any such claims;
3) the Technology as it currently exists does not and as it is developed will not violate the intellectual property rights, including but not limited to patent, copyright, trade secrets and trademark rights, of any other person or entity but not limited to any claims of Mark Saunders, William "Luke" Stewart, or any other partners or entities in which either of them exercises a controlling interest, and the Technology will operate as contemplated in this agreement with being subject to any such claims; and 5) the Technology is not designed to and will not be designed to operate in violation of any applicable law. During the term of the Joint Venture, Gerstein shall secure whatever patents and licenses at their sole cost as necessary and as determined by the Joint Venture and its counsel for the Joint Venture to exploit the Technology worldwide.



                  (c) Mutual Covenants: Each Party represents and warrants to the other that: 1) it is not currently involved in, and has not been threatened with, any litigation, government enforcement, or other action that would materially affect its ability to perform its obligations under this Agreement; and 2) performance of its obligations under this Agreement will not result in the violation of any law or private agreement that would materially affect its ability to perform.



8. Indemnification: (a) Each Party indemnifies the other and agrees to hold it harmless from and against any claim, damage, loss, or liability (including reasonable attorneys' fees) resulting from the breach of any of its obligations, warranties, or representations under this Agreement. (b) Notwithstanding any other provision to this agreement;



                  (i) Gerstein each agree to individually indemnify, defend, and hold harmless, EMC, LVEN and any of their officers, directors, partners, employees, or affiliates from and against any and all liabilities and losses, including but not limited to direct or indirect losses, loss of profits, loss of business, special, exemplary, consequential, or punitive damages or any other losses of any kind whatsoever (including attorney fees) resulting from interference from any nature whatsoever with the business contemplated by this Agreement caused by Mark Saunders, William "Luke" Stewart or any of their partners or entities in which either of them exercises a controlling interest, including but not limited to any claims involving know-how, trade secrets, trademarks, copyrights, patents, or other

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intellectual property rights recognized, granted or protected by the laws of any country related to the Technology.



                  (ii) Neither EMC, LVEN nor any of its officers, directors, partners, employees, or affiliates shall be liable to Gerstein for any of their liabilities or losses, including by not limited to direct or indirect losses, loss of profits, loss of business, special, exemplary, consequential, or punitive damages, or any other losses of any kind whatsoever (including attorney fees), resulting from interference from any nature whatsoever with the business contemplated by this Agreement caused by Mark Saunders, William "Luke" Stewart or any of their partners or entities in which either of them exercises a controlling interest.



                  (iii) In the event that any claim should be brought to the Joint Venture involving any business contemplated by this Agreement by Mark Saunders, William "Luke" Stewart or any of their partners or entities in which either of them exercises a controlling interest, upon notice by EMC, or LVEN, Gerstein shall assume all responsibilities associated with responding to and defending such action or claim. EMC and LVEN shall cooperate in good faith with Gerstein in any such response or defense, provided that EMC and LVEN shall be reimbursed for the attorney fees as provided for in subsection (a) above.



9. Resolution of Disputes: The Parties agree to submit any disputes arising under this Agreement to arbitration under the rules of the American Arbitration Association in the State of Nevada, City of Las Vegas.



         10. Confidentiality: Gerstein agrees to disclose the Technology to the Joint Venture, which the Joint Venture shall maintain as a confidential and very valuable business asset. Except as provided for in Section 2, the Technology shall not be disclosed by either Party to third persons unless (i) the Parties agree that such disclosure is necessary to effectuate the purposes of the Venture, (ii) the information disclosed is already in the pubic domain, or (iii) such disclosure is required by law. Any third persons to whom such disclosure is made shall be required to execute an appropriate confidentiality agreement. The obligations of confidentiality shall survive termination of this Agreement.



11. Term: The initial term of this Agreement shall be 25 years. The Agreement may be renewed for successive 25 year terms at the election of EMC.



12. Termination: The Venture shall be dissolved upon the first of the following to occur:



(a)  the mutual agreement of the Parties to effect such termination;

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(b)  the Agreement is terminated pursuant to Section 2, 3 (a) or 11 hereof;

                  (c) a Party commits a material breach or default of its obligations under this Agreement, such breach or default is not cured within 30 days of written notice thereof by the other Party, and the other Party thereafter provides written notice that the Joint Venture will terminate in 30 days. Upon the third such breach or default, the other Party may terminate the Agreement upon 30 days written notice, without providing for a cure period. If, at the time of termination, there is any revenue from on-going business, net operating profits shall be distributed according to the formula set forth herein.



13. Notice: All notices under this Agreement shall be deemed received on the day sent if delivered by facsimile, by the next business day if delivered by overnight courier, and by five days following the date of mailing if delivered by U.S. first class mail. All notices are to be sent to the following, as the Parties may from time to time modify by written notice:





                  If to EMC:

                  Arnold P. Lutzker, Esq.

                  Fish & Richardson, P.C.

                  601 13th Street, N.W.

                  Washington, D.C. 20005

                  Phone: 310-551-0011

                  Fax  : 310-551-1942



                  If to Gerstein:

                  1905 North Rancho Road

                  Las Vegas, Nevada 89106

                  Phone: 702-648-8064

         14. Further Agreements: The Parties acknowledge that this Agreement constitutes the initial understanding between them. They are all committed to working diligently, with their respective counsel, towards the preparation and execution of such further formal understandings to which they shall agree. Until such time as these further understandings are formalized and executed, this Agreement and the terms and conditions hereof shall be binding and in full force and effect.



         15.      Miscellaneous:

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                  (a)  Severability:  If any  provision  of  this  Agreement  is adjudged by a court or other governmental body of competent jurisdiction unenforceable or invalid, the remainder of this Agreement shall continue in full force and effect to the greatest extent permitted by law.



(b) Governing Law: This Agreement shall be governed by the laws of the State of Nevada, without regard to conflicts of laws principles.



(c) No Waiver: Failure by a Party to demand performance of any obligation of the other Party shall not be deemed a waiver of such non-performance.



(d) Force Majeure: Failure of a Party to perform any of the obligations required of it under this Agreement shall not constitute a breach or default of this Agreement if such failure was caused by an event not within the control of the Party, including any acts of God, fire, earthquake, strike or other labor dispute, riot, war, or terrorist act.



(e) Amendment: This Agreement may be amended only by a writing executed by all --------- Parties.



(f) Entire Agreement: This Agreement and any future amendments constitute the entire understanding of the Parties and any and all prior agreements, understandings, or representations are hereby terminated.



(g) Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.





         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above.



ELECTRIC MEDIA COMPANY, INC.

By: /S/ Joseph A. Corazzi



Title: President

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Russel Gerstein



By: /S/ Russel Gerstein







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                                                 ATTACHMENT A





                                   FINANCING AND COMPENSATION DUE GERSTEIN







I.  FINANCING FOR THE FIELD TEST



         The Parties hereby acknowledge that EMC has provided or will provide the Venture or Parties hereto with financing in order to complete the Field Test of the Technology, as follows: (a) upon signing this agreement and providing EMC with all copies of contracts $150,000.

(b) upon the successful completion and written acceptance by EMC of Field Test, A.1, A.2, A.3, $100,000.



         (c) upon the successful completion and written acceptance by EMC of the Guatemala Field Test A, $50,000 (plus additional compensation as described in section II (a) of this attachment A).



         (d) all payments made according made according to the above schedule shall be made only after EMC receives invoice payment request in the form of attachment C.







II.  FINANCING AND COMPENSATION DUE GERSTEIN AFTER SUCCESSFUL

     COMPLETION OF THE FIELD TEST



         Upon EMC's acknowledgment of the successful completion of the Field Test, items listed in section a, on attachment A:



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(a)  Gerstein shall receive from EMC 500,000  shares of restricted  common stock in Las Vegas Entertainment Network, Inc. ("LVEN"); and



         (b) Upon the successful completion and written acceptance by EMC of all Field Tests, including Guatemala, Gerstein shall receive $25,000 per month as an advance against Gerstein's share of future Venture net profits, such advance to be payable on the fifteenth day of each month and used for accountable developmental expenses as invoiced in a form acceptable to EMC for or by third party vendors, beginning with the first full month upon the successful completion of the Field Test. EMC shall not be obligated to make any monthly payment until it has acknowledged satisfactory completion of all the Field
Tests. All advances to Gerstein, together with interest on such advances compounded at the rate of six percent (6%) per annum, shall be recouped by EMC out of their respective share of Venture net profits under section 5 (b) thereof. The amount of net profits due Gerstein shall be deposited directly by the Venture to EMC's account, until all such advances, plus accrued interest shall have been repaid. Once Gerstein's account are in equilibrium (that is, advances equal earned net profits, plus interest), EMC shall distribute to Gerstein on a quarterly basis a draw based on their share of net profits.

         (c) In addition to the shares of LVEN set forth in (a) above, Gerstein shall receive 500,000 shares of restricted common stock in LVEN for each $10,000,000 of LVEN net revenue (after expenses and taxes) generated by LVEN's manufacture and sale of equipment utilizing the Technology (the "Device") and by LVEN's distributed share of equity of EMC's net profits as defined by generally accepted principles of accounting consistently applied; provided, however, that Gerstein's total of restricted common stock of LVEN generated by net revenues shall not exceed Two Million Five Hundred Thousand (2,500,000) shares. All LVEN shares issued to Gerstein shall be subject to and reduced by any reverse split or other reclassification of LVEN stock and shall be registered in any public offering as agreed to by the parties and by the participating underwriters.



         (d) In addition to the shares of LVEN, as a bonus, Gerstein shall jointly receive $6.50 per installed device, which is operating and revenue producing to EMC. LVEN shall receive $25 per installed device, which is operating and revenue producing to EMC, plus 75% of the net profits.



         (e) Gerstein shall jointly also be entitled to receive a bonus of one percent (1%) of such revenue which EMC actually receives as a result of new commercial revenue producing contracts provided by Gerstein.







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                                                 ATTACHMENT B



                                              FIELD TEST AGENDA



         The "El Rancho" Field Test Agenda shall include as its primary, but not exclusive, purpose, the creation of a live, real-time test using the same equipment and methods, which will be demonstrated and commercially deployed in Guatemala.



A. By no later than August 1, 1997, the Technology shall be demonstrated at the "El Rancho" Hotel and shall deliver:



                  A.1. A minimum of twelve (12) distinct Devices, (similar to the attached), receiving and retransmitting video signals on twelve (12) distinct video channels at 3 DTV (video signals to be supplied by EMC VHS tape, which shall be transferred by Gerstein);



                  A.2. All channels delivered by the local satellite system on a subdivided thirteenth (13th) channel; for purposes of this Agenda, the number of cable channels is estimated to be twenty-five (25);



                  A.3. A telephony demonstration, whereby the Devices can place telephone calls to each other including two-way full-motion video and to any other telephone number worldwide, and;



                  A.4 The devices will have ARS 232 connector, a portable keyboard and access to the Internet. The devices will be able to operate at approximately 90-105 Mbs;



A.5 Inter Room Gaming as mutually agreed. Exclusive rights to Nevada, New Jersey and worldwide given to EMC. .







         The only connections required by the Devices for any of the testing described above, shall be to any A/C outlet within the El Rancho Hotel. Within 6 months of the El Rancho test, the surrounding 10 hotels will also be demonstrated a similar test..

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         This Agenda  constitutes an initial draft  statement of the purposes of the Field Test and may be modified or added to by EMC, with Gerstein's reasonable acceptance, by sending written notice to Gerstein at any time hereafter, but in no event less than twenty (20) days prior to the start of the El Rancho Field Test.





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